Exhibit 99.1

                Potlatch Reports Improved Fourth Quarter Results

    SPOKANE, Wash.--(BUSINESS WIRE)--Feb. 6, 2006--Potlatch Corporation (NYSE:PCH) today reported earnings for the fourth quarter of 2005, compared to a loss from continuing operations for the fourth quarter of 2004, due in part to improved results for its Resource and Consumer Products operating segments. Fourth quarter 2004 results were negatively affected by a $25.2 million net pre-tax charge resulting from the early repayment of approximately $282 million of debt.
    The company reported earnings of $9.9 million, or $.34 per diluted common share, for the fourth quarter of 2005, compared to a loss from continuing operations of $9.7 million, or $.33 per diluted common share, for the fourth quarter of 2004. Including discontinued operations, the company reported a net loss of $10.0 million, or $.34 per diluted common share, for 2004's fourth quarter. Discontinued operations in 2004 consisted of our oriented strand board (OSB) operations. Net sales for the fourth quarter of 2005 were $387.6 million, compared to net sales from continuing operations of $321.6 million recorded in the fourth quarter of 2004.
    Net earnings for the year ended December 31, 2005 totaled $33.0 million, or $1.13 per diluted common share, compared with net earnings from continuing operations for the year ended December 31, 2004 of $15.3 million, or $.52 per diluted common share. Including discontinued operations, net earnings for 2004 totaled $271.2 million, or $9.19 per diluted common share. Net sales for 2005 were $1.5 billion, compared with net sales from continuing operations of $1.4 billion for 2004.
    Results for the fourth quarter of 2005 included $4.2 million in non-recurring costs associated with our conversion to a real estate investment trust (REIT), which became effective January 1, 2006. For the year, total costs associated with the REIT conversion were $5.9 million. Results for the fourth quarter of 2005 were favorably affected by an adjustment to our effective income tax rate, which was due primarily to the application of tax credits.
    The Resource segment reported operating income of $28.3 million for the fourth quarter of 2005, compared to $20.9 million earned in the fourth quarter of 2004. Higher income from land sales, which totaled $15.4 million in the fourth quarter of 2005 compared with $5.3 million in 2004's fourth quarter, was responsible for the favorable comparison to the prior year quarter. Income from land sales for the 2005 quarter included $6.1 million received from the sale of conservation easements on portions of the company's Idaho and Minnesota timberlands, compared with no income from the sale of conservation easements in the fourth quarter of 2004. Lower results for our Boardman, Oregon, hybrid poplar operation, which transitioned from a development stage to an operating stage during the fourth quarter of 2005, partially offset the higher income from land sales.
    Operating income for the Wood Products segment was $0.3 million for the fourth quarter of 2005, compared to income of $6.4 million recorded in the fourth quarter of 2004. "The lower earnings were primarily due to higher log costs," noted L. Pendleton Siegel, Potlatch chairman and chief executive officer. Lower lumber prices combined with higher energy and freight costs also contributed to the lower income in the fourth quarter of 2005.
    The Pulp and Paperboard segment reported an operating loss of $4.5 million for 2005's fourth quarter, compared with operating income of $0.7 million for the fourth quarter of 2004. "Increased shipments and higher selling prices for paperboard, combined with increased pulp shipments to external customers, were more than offset by higher maintenance, chemical and energy costs," Siegel said.
    For the fourth quarter of 2005, the Consumer Products segment reported operating income of $7.2 million, compared to an operating loss of $0.1 million for 2004's fourth quarter. "Higher selling prices for our consumer tissue products were responsible for the improved operating results," Siegel noted. "These favorable comparisons were partially offset by decreased shipments and higher energy costs," he remarked.
    The continued high cost of petroleum and natural gas had a negative effect on 2005 results. Energy costs for the entire company were approximately $5 million higher for the fourth quarter of 2005 compared to the fourth quarter of 2004. In addition, the high petroleum costs negatively affected other costs, especially for chemicals and transportation,
    Interest expense for the fourth quarter of 2005 totaled $7.3 million, compared to $9.0 million charged against results for the fourth quarter of 2004. The reduction in interest expense was the result of the repayment of the approximately $282 million in debt during the fourth quarter of 2004, using a portion of the proceeds from the sale of our OSB mills.
    Potlatch is a real estate investment trust with 1.5 million acres of timberlands in Arkansas, Idaho, Minnesota and Oregon with a taxable REIT subsidiary that produces forest products.
    This news release contains, in addition to historical information, certain forward-looking statements. These forward-looking statements are based on management's best estimates and assumptions regarding future events, and are therefore subject to known and unknown risks and uncertainties and are not guarantees of future performance. The company's actual results could differ materially from those expressed or implied by forward-looking statements. Factors that could cause actual results to differ materially include those risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The company disclaims any intent or obligation to update these forward-looking statements.

          Potlatch Corporation and Consolidated Subsidiaries
           Statements of Operations and Comprehensive Income
           (Dollars in thousands - except per-share amounts)

                    Quarter Ended             Twelve Months Ended
                     December 31                  December 31
                  2005        2004            2005            2004
----------------------------------------------------------------------
Net sales       $387,639     $321,598      $1,496,144      $1,351,472
----------------------------------------------------------------------
Costs and expenses:
 Depreciation,
  amortization
  and cost of
   fee timber
   harvested      25,235       21,523          89,386          88,319
 Materials,
  labor and
  other operating
   expenses      321,689      261,922       1,246,620       1,083,660
 Selling,
  general and
  administrative
   expenses       23,602       21,917          85,959          85,571
 Restructuring
  charge               -            -               -           1,193
----------------------------------------------------------------------
                 370,526      305,362       1,421,965       1,258,743
----------------------------------------------------------------------
Earnings from
 operations       17,113       16,236          74,179          92,729

Interest expense  (7,323)      (9,041)        (29,045)        (45,863)
Debt retirement
 costs                 -      (25,186)              -         (25,186)
Interest income      679        1,920           2,506           3,617
----------------------------------------------------------------------
Earnings (loss)
 before taxes     10,469      (16,071)         47,640          25,297
Provision
 (benefit) for
 taxes               551       (6,373)         14,676           9,967
----------------------------------------------------------------------
Earnings (loss)
 from continuing
 operations        9,918       (9,698)         32,964          15,330

Discontinued operations:
 Earnings (loss) from discontinued
  operations (including
   gain on disposal of
  $-, $43, $-
   and $269,587)       -       (1,463)              -         422,017
 Income tax
  provision
  (benefit)            -       (1,177)              -         166,098
----------------------------------------------------------------------
                       -         (286)              -         255,919
----------------------------------------------------------------------
Net earnings
 (loss)            9,918       (9,984)         32,964         271,249
----------------------------------------------------------------------
Other comprehensive loss, net
 of tax:
 Cash flow hedges:
  Net derivative
   losses, net
    of income tax
     benefit of
    $-, $-, $-
     and $44           -            -               -             (68)
 Minimum pension liability adjustment,
  net of income tax provision
   (benefit) of
  $(441), $20,554,
   $(441) and
   $20,554          (720)      32,178            (720)         32,178
----------------------------------------------------------------------
Comprehensive
 income           $9,198      $22,194         $32,244        $303,359
======================================================================
Earnings (loss)
 per common share
 from continuing
  operations:
   Basic            $.34        $(.33)          $1.13            $.52
   Diluted           .34         (.33)           1.13             .52
Earnings (loss)
 per common share
 from discontinued
  operations:
   Basic                -         (.01)             -            8.71
   Diluted              -         (.01)             -            8.67
Net earnings (loss) per
 common share:
   Basic              .34         (.34)          1.13            9.23
   Diluted            .34         (.34)          1.13            9.19
Average shares outstanding
 (in thousands):
   Basic           29,313       29,206         29,120          29,397
   Diluted         29,425       29,396         29,252          29,515


          Potlatch Corporation and Consolidated Subsidiaries
                       Condensed Balance Sheets
           (Dollars in thousands - except per-share amounts)


                                        December 31,      December 31,
                                           2005              2004
-------------------------------------------------------------------
Assets
Current assets:
  Cash and short-term investments        $63,833             $120,621
  Receivables, net                       114,641              103,474
  Inventories                            209,696              167,015
  Prepaid expenses                        14,420               16,260
---------------------------------------------------------------------
    Total current assets                 402,590              407,370
Land other than timberlands                8,507                8,351
Plant and equipment, at cost less
 accumulated depreciation                589,161              567,471
Timber, timberlands and
 related logging facilities              400,595              401,078
Other assets                             227,944              210,402
---------------------------------------------------------------------
                                      $1,628,797           $1,594,672
=====================================================================
Liabilities and Stockholders' Equity
Current liabilities:
  Current installments on long-term debt  $2,357               $1,107
  Accounts payable and accrued
   liabilities                           144,635              151,198
---------------------------------------------------------------------
     Total current liabilities           146,992              152,305
Long-term debt                           333,097              335,415
Other long-term obligations              246,175              234,311
Deferred taxes                           197,385              201,252
Stockholders' equity                     705,148              671,389
---------------------------------------------------------------------
                                      $1,628,797           $1,594,672
=====================================================================
Stockholders' equity per common share     $24.01               $23.22
Working capital                         $255,598             $255,065
Current ratio                              2.7:1                2.7:1


                              Highlights
           (Dollars in thousands - except per-share amounts)

                   Quarter Ended               Twelve Months Ended
                    December 31                   December 31
                2005          2004           2005            2004
---------------------------------------------------------------------
Net sales     $387,639      $321,598      $1,496,144       $1,351,472
Earnings (loss) from
 continuing
  operations     9,918        (9,698)         32,964           15,330
Net earnings
 (loss)          9,918        (9,984)         32,964          271,249
Earnings
 (loss) per
 common share
 from continuing
  operations:
  Basic           $.34          $(.33)         $1.13            $.52
  Diluted          .34           (.33)          1.13             .52
Earnings
 (loss) per
 common share
 from discontinued
  operations:
  Basic               -          (.01)             -            8.71
  Diluted             -          (.01)             -            8.67
Net earnings (loss) per
 common share:
  Basic             .34          (.34)          1.13            9.23
  Diluted           .34          (.34)          1.13            9.19
Dividends per
 common share
 (1) (annual rate)  .60          3.10            .60            3.10
=====================================================================

(1) Cash dividends for 2004 included a special dividend of $2.50 per common share.

Segment Information
(Dollars in thousands)

                    Quarter Ended               Twelve Months Ended
                     December 31                   December 31
                 2005          2004           2005             2004
----------------------------------------------------------------------
Net sales
 Resource      $87,911       $74,679        $304,992         $274,292
 Wood products 120,306        98,679         488,278          451,004
 Pulp and
  paperboard   147,435       128,176         566,115          529,313
 Consumer
  products      87,215        80,585         368,418          320,052
----------------------------------------------------------------------
               442,867       382,119       1,727,803        1,574,661
Intersegment
 sales         (55,228)      (60,521)       (231,659)        (223,189)
---------------------------------------------------------------------
Total net
 sales        $387,639      $321,598      $1,496,144       $1,351,472
======================================================================
Operating
 income (loss)
 Resource      $28,280       $20,886         $79,199          $69,901
 Wood products     273         6,355          29,099           68,330
 Pulp and
  paperboard    (4,535)          689            (810)          11,012
 Consumer
  products       7,211          (123)         11,340          (10,155)
 Eliminations   (1,935)         (313)         (1,310)            (508)
----------------------------------------------------------------------
                29,294        27,494         117,518          138,580

Corporate      (18,825)      (43,565)        (69,878)        (113,283)
---------------------------------------------------------------------
Earnings (loss) from
 continuing operations
  before taxes $10,469      $(16,071)        $47,640          $25,297


    CONTACT: Potlatch Corporation
             (Media)
             Michael D. Sullivan, 509-835-1516
             509-951-3405 (cell)
             or
             (Investors)
             Douglas D. Spedden, 509-835-1549